N / E / W / S R / E / L / E / A / S / E

November 7, 2019

FOR IMMEDIATE RELEASE
For more information, contact:
Karen Evens, Vice President/Director of Marketing
765-747-1477
http://www.firstmerchants.com/

SOURCE: First Merchants Corporation, Muncie, Indiana

FIRST MERCHANTS CORPORATION ELECTS DOUG CHAFFIN TO ITS BOARD OF DIRECTORS

First Merchants Corporation, a $12.3 billion financial holding company, has elected H. Douglas Chaffin to the Boards of Directors of First Merchants Corporation and First Merchants Bank. Chaffin, who recently announced plans to transition from his day-to-day leadership role, served as President and Chief Executive Officer of Monroe Bank & Trust and MBT Financial Corporation beginning in 2004. First Merchants and MBT Financial finalized a merger of the two companies in September.

“The First Merchants Board of Directors is proud to welcome Mr. Chaffin,” said Board Chairman Charles E. Schalliol. “Doug’s financial services expertise and commitment to southeastern Michigan communities will serve our shareholders and customers well as First Merchants continues to grow and expand.”

Michael C. Rechin, President and Chief Executive Officer added, “Mr. Chaffin is a proven leader who will provide immediate value to our Board of Directors. I recently had the pleasure of working very closely with Doug and commend his dedication, intelligence and passion for this industry.”

Before joining MB&T in July of 2001, Chaffin held executive positions with Huntington National Bank and First Michigan Bank Corporation in western Michigan. A graduate of Indiana University, he has been active in both the banking industry and community. Chaffin currently serves as chairman of the Monroe County Business Development Corporation, chairman of the River Raisin National Battlefield Park Foundation and serves on the board of the Foundation at Monroe County Community College.

Chaffin was appointed to Governor Richard Snyder’s Talent Investment Board in 2017. He serves on the MiBankPAC Committee for the Michigan Bankers Association and is a member of the Monroe Exchange Club, serving as its president in 2017. His past community activities includes serving on the boards of the City of Monroe Downtown Development Authority, Monroe County Chamber of Commerce, the Mercy Memorial Hospital System, and has been a volunteer for the United Way.

“I am honored to accept this position and join such a distinguished collection of professional leaders,” said Chaffin. “The merger with First Merchants is an ideal match of corporate cultures, values and commitment to exceptional customer service. This development only reaffirms that compatibility. First Merchants’ current trajectory of performance and growth presents enormous potential, and I look forward to contributing to continued momentum and success.”

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About First Merchants Corporation:
First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors (as a division of First Merchants Bank). First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s website (www.firstmerchants.com). FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.